Exhibit 99.1

1st Security Bank Announces Retirement Date of Chief Credit Officer and the Selection of His Successor

MOUNTLAKE TERRACE, Wash., July 5, 2023 -- 1st Security Bank of Washington has named Stephanie Nicklaus to succeed Robert Fuller as Chief Credit Officer (“CCO”), effective on Mr. Fuller’s retirement as of August 17, 2023.
Robert Fuller has served as the Bank’s CCO since 2013. “Rob will be missed by employees and customers alike,” said 1st Security Bank CEO Joe Adams. “In Rob’s ten years as 1st Security Bank’s CCO he developed a great working relationship with Dennis O’Leary, the Bank’s Chief Lending Officer, as well as the lenders and Bank customers.  Rob, Dennis, and the team were true business partners and collaborators.  They instilled in their teams the idea that “Everyone is Credit and Everyone is Production.”  This concept ensured that our customers received only outstanding service.  Rob’s approach to credit has left a strong legacy for all of us to follow.”
Stephanie joined the Bank in December 2022 and has more than 20 years of diverse experience in the banking industry, including many years in credit, lending, operations, and leadership, as well as  experience as a  Chief Credit Officer. Early in her banking career Stephanie found a passion for commercial lending, leadership development, and most significantly encouraging collaboration across business lines.
Stephanie is an honors graduate with a Master of Business Administration from the University of Washington, with a specialty in Finance and Organizational Management. Stephanie obtained her bachelor’s degree from Washington State University. Stephanie is also scheduled to graduate this year from Pacific Coast Banking School with an Executive Leadership Certificate in Organizational Leadership from the University of Washington's Michael G. Foster School of Business.
“Rob built an excellent team and a strong credit culture. His leadership and professionalism will be a tough act to follow,” said Stephanie. “I am thrilled to have the opportunity to continue Rob’s legacy and take this amazing team culture into the future.”
Stephanie has served on several nonprofit boards. Her passion for service, and the development of future leaders is unwavering, and she brings this same dedication to 1st Security Bank.
Media Contact:
Camberly Gilmartin
AVP Marketing Manager
1st Security Bank
Camberly.Gilmartin@fsbwa.com